Exhibit 99.1

Volcon Off-Road UTVs to be Powered by General Motors’ Electric Propulsion Systems

AUSTIN, TX | August 12, 2022 | Volcon Inc. (NASDAQ: VLCN), (“Volcon” or the “Company”), the first all-electric, off-road powersports company, announced today that it will power all of its off-road utility terrain vehicles (“UTV”) with General Motors’ (“GM”) proven and tested electric propulsion systems, including the Company’s flagship UTV, the Volcon Stag, which was revealed to the public on July 1, 2022. Future models, including future versions of the Stag, as well as the Company's planned “Project X” vehicle, will be designed and developed to utilize GM’s electric propulsion systems. Volcon will be the first, and currently only off-road powersports company to offer their full line of vehicles with GM’s electric propulsion.

In pursuit of a world with zero crashes, zero emissions and zero congestion, GM aspires to eliminate tailpipe emissions from its light-duty vehicles by 2035 on the way to carbon neutrality in its global products and operations by 2040. Volcon is dedicated to improving off-road vehicle performance and sustainability and this agreement will help bring the fun and strong performance of EVs to more people, faster.

“General Motors has transformed from an automaker to a platform innovator, with scalable architectures designed to accelerate EV adoption across different industries and product types,” said Travis Hester, GM Vice President of EV Growth Operations. “Our work with Volcon is indicative of our plans and demonstrates the flexibility of the platform as well as potential applications well beyond traditional vehicles.”

Since inception, Volcon’s mission has been to electrify the off-road powersports industry by pioneering EV products that enable people to connect with the outdoors like never before. Volcon vehicles allow for the adventurer to experience nature in its natural state by eliminating the noise and emissions that are commonplace with off-road vehicles today.

Although the Volcon Stag hasn’t been kept a secret, Volcon recently began sharing more finalized details of the much-anticipated all-electric UTV, which will come to market in 2023. The Stag, which is expected to be the first of many trim levels available, is expected to be a category-leading, high-performance off-road vehicle. The Stag will feature new technologies which the Company believes will provide a unique and thrilling off-road experience that isn’t currently available in the market today.

In addition to battery cell modules, the Stag will use a number of supporting components from GM.

The Stag will deliver a unique driving experience, combining performance and excitement that only an EV can provide, innovative connectivity and flexible utility that make the vehicle perfect for adventure and work.

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The GM propulsion system will provide instant high power and torque, with AWD capabilities, enabling the Stag to have exceptional acceleration and speed recovery in a variety of terrains. Variable driving modes will allow the driver to adjust the power delivery to optimize performance or range according to the needs, while the innovative cockpit will provide a class leading human-machine interface (HMI), including multiple displays, and the capability to generate content and connectivity via the Volcon App. All of which will increase the driver’s interaction with friends and community.

“Bringing GM’s electric vehicle expertise and systems to the Stag will produce an off-road experience that could set the standard for the entire industry. Having access to immediate power and torque along with the customizable digital integrations that the Stag will offer, creates the perfect balance for a class leading UTV,” expressed Christian Okonsky, CTO of Volcon ePowersports. “Everyone at Volcon has worked so hard to bring the best possible UTV to market and our alignment with GM could not be a better fit for making this project become a reality. We save an enormous amount of R&D expense and gain years of drivetrain testing and validation by joining forces with GM. In essence, we significantly reduce our time and cost to get to market.”

Volcon also continues to explore and develop racing opportunities with the Stag. Volcon Technology Innovation Group (VTIG) has invested substantial efforts toward developing a highly competitive off-road race UTV which is expected to raise the bar in off-road racing with the help of GM EV technology.

To learn more about the Stag, visit: www.volcon.com/stag

About Volcon

Volcon Inc. is the first all-electric, powersports company producing high-quality off-road vehicles. Based in Round Rock, Texas, Volcon joins many major electric vehicle manufacturers near Austin, Texas, an area that is poised to become the electric vehicle capital of the world.

Volcon was founded with the mission to enhance the outdoor experience while reducing the industry’s environmental footprint so that adventurers and workers alike can enjoy the outdoors and preserve it for generations to come. Volcon produces all-electric, off-road vehicles that are designed to elevate the adventure experience and help people get things done at work and on the home front.

Volcon’s first product, the innovative Grunt, combines a fat tire physique with high-torque electric power and a near-silent drive train which started shipping in September of 2021. Future models include the Runt, which is a youth-sized version of the groundbreaking Grunt. The Stag and Project X will be Volcon’s venture into the rapidly expanding world of UTVs and coming in future years as the company continues to expand.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, which are available on the SEC’s website, www.sec.gov.

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